Exhibit 3.1
                            ARTICLES OF INCORPORATION
                                       OF
                                 HOM CORPORATION


                                   ARTICLE ONE

         The name of the corporation is HOM Corporation.

                                   ARTICLE TWO

         The period of duration is perpetual.

                                  ARTICLE THREE

         The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Georgia Business Corporation Code.

                                  ARTICLE FOUR

         The Corporation has the authority to issue not more than 50,000,000 shares of common stock and not more than 1,000,000 shares of preferred stock. The shares of common stock shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation, after providing for payment in full of all amounts payable with respect to preferred stock, upon dissolution. Subject to the provisions of these Articles of Incorporation and to the provisions of the Georgia Business Corporation Code, the Board of Directors may determine (a) the preferences, limitations, and relative rights of any class of shares prior to the issuance of any shares of that class and (b) the preferences, limitations and relative rights of one or more series within a class and designate the number of shares within that series prior to the issuance of any shares of that series.

                                  ARTICLE FIVE

         The street address of its initial registered office is 4210 Columbia Road, Suite 5B, Martinez, Georgia 30907, and the name of its initial registered agent at such address is Robert S. Wilson.

                                   ARTICLE SIX

         The mailing address of the initial principal office of the corporation is 4210 Columbia Road, Suite 5B, Martinez, Georgia 30907.

                                  ARTICLE SEVEN

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law, (iii) for acts of the types set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director received an improper personal benefit.



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         Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not affect adversely any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

         If the Georgia Business Corporation Code hereafter is amended to authorize the further limitation or elimination of the liability of directors, then the liability of the directors of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

         In the event that any of the provisions of this Article (including any provision within a single sentence) are held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

                                  ARTICLE EIGHT

         Any action that is required or permitted to be taken at a shareholders' meeting may by taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action, or by persons who would be entitled to vote at a meeting and who hold shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take any action at a meeting at which all shareholders entitled to vote were present and voted; provided, however, that the action is evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the Minutes or filing with the corporate records; provided further, however, that all requirements of the Georgia Business Corporation Code, as may from time to time be amended, are met with regard to such action.

                                  ARTICLE NINE

         The name and address of the incorporator: David R. Baker, One Independence Plaza, Suite 322, Birmingham, AL 35209-2634.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on this 4th day of May, 2000.


                                                              /s/ David R. Baker
                                                              ------------------
                                                              David R. Baker
                                                              Incorporator
[As filed with the Secretary of State
of Georgia and effective May 15, 2000]